                                                                  EXHIBIT (C)(1)

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             DOREL INDUSTRIES INC.
                           HORIZON ACQUISITION, INC.

                                      AND

                 AMERIWOOD INDUSTRIES INTERNATIONAL CORPORATION

                                 MARCH 27, 1998

                               TABLE OF CONTENTS

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                                                                                 PAGE
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ARTICLE I
THE OFFER......................................................................     1
   Section 1.1     The Offer...................................................     1
   Section 1.2     Company Action..............................................     2

ARTICLE II
THE MERGER.....................................................................     3
   Section 2.1     The Merger..................................................     3
   Section 2.2     Effective Time..............................................     3
   Section 2.3     Effects of the Merger.......................................     3
   Section 2.4     Articles of Incorporation and By-Laws of the Surviving
                   Corporation.................................................     3
   Section 2.5     Directors and Officers......................................     4
   Section 2.6     Closing.....................................................     4

ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS......     4
   Section 3.1     Effect on Capital Stock.....................................     4
   Section 3.2     Options; Stock Plans........................................     4
   Section 3.3     Exchange and Retention of Common Stock......................     5
   Section 3.4     Distributions with Respect to Unexchanged Shares............     5
   Section 3.5     No Liability................................................     6
   Section 3.6     Lost Certificates...........................................     6

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................     6
   Section 4.1     Organization................................................     6
   Section 4.2     Capitalization..............................................     7
   Section 4.3     Authorization; Validity of Agreement; Necessary Action......     7
   Section 4.4     Consents and Approvals; No Violations.......................     7
   Section 4.5     SEC Reports and Financial Statements........................     8
   Section 4.6     No Undisclosed Liabilities..................................     8
   Section 4.7     Absence of Certain Changes..................................     8
   Section 4.8     Disclosure Documents........................................     9
   Section 4.9     Employee Benefit Plans; ERISA...............................     9
   Section 4.10    Litigation..................................................    10
   Section 4.11    Compliance with Applicable Laws.............................    10
   Section 4.12    Taxes.......................................................    10
   Section 4.13    Real Property...............................................    11
   Section 4.14    Intellectual Property.......................................    11
   Section 4.15    Contracts...................................................    11
   Section 4.16    Environmental Laws and Regulations..........................    11
   Section 4.17    Labor Matters...............................................    12
   Section 4.18    Brokers or Finders..........................................    12
   Section 4.19    Opinion of Financial Advisors...............................    12
   Section 4.20    Board Recommendation........................................    12
   Section 4.21    Insurance...................................................    12
   Section 4.22    Permits.....................................................    12
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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND THE MERGER SUB..................    12
   Section 5.1     Organization................................................    12
   Section 5.2     Authorization; Validity of Agreement; Necessary Action......    13
   Section 5.3     Consents and Approvals; No Violations.......................    13
   Section 5.4     Brokers or Finders..........................................    13
   Section 5.5     Interim Operations of the Merger Sub........................    14
   Section 5.6     Capitalization of the Merger Sub; Interests in the
                   Company.....................................................    14
   Section 5.7     Disclosure Documents........................................    14

ARTICLE VI
COVENANTS......................................................................    14
   Section 6.1     Interim Operations of the Company...........................    14
   Section 6.2     Access to Information.......................................    15
   Section 6.3     Employee Benefit Matters....................................    16
   Section 6.4     No Solicitation.............................................    17
   Section 6.5     Publicity...................................................    18
   Section 6.6     Directors' and Officers' Insurance and Indemnification......    18
   Section 6.7     Proxy Statement.............................................    19
   Section 6.8     Shareholders' Meetings......................................    19
   Section 6.9     Approvals and Consents; Cooperation.........................    20
   Section 6.10    Further Assurances..........................................    20
   Section 6.11    Rights Agreement............................................    20
   Section 6.12    Company Board Representation; Section 14(f).................    20

ARTICLE VII
CONDITIONS.....................................................................    21
   Section 7.1     Conditions to Each Party's Obligations......................    21

ARTICLE VIII
TERMINATION....................................................................    22
   Section 8.1     Termination.................................................    22
   Section 8.2     Effect of Termination.......................................    23

ARTICLE IX
MISCELLANEOUS..................................................................    24
   Section 9.1     Amendment and Modification..................................    24
   Section 9.2     Nonsurvival of Representations and Warranties...............    24
   Section 9.3     Notices.....................................................    24
   Section 9.4     Interpretation..............................................    25
   Section 9.5     Counterparts................................................    25
   Section 9.6     Entire Agreement; Third Party Beneficiaries.................    25
   Section 9.7     Severability................................................    26
   Section 9.8     Governing Law...............................................    26
   Section 9.9     Specific Performance........................................    26
   Section 9.10    Assignment..................................................    26
   Section 9.11    Expenses....................................................    26
   Section 9.12    Headings....................................................    26
   Section 9.13    Waivers.....................................................    26

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (collectively, this "Agreement"), dated as of March 27, 1998, by and among Dorel Industries Inc., a Quebec corporation ("Acquiror"), Horizon Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Acquiror ( the "Merger Sub"), and Ameriwood Industries International Corporation, a Michigan corporation (the "Company").

     WHEREAS, the respective Boards of Directors of the Merger Sub and the Company have approved the Offer and the Merger (each as hereinafter defined), in accordance with the Michigan Business Corporation Act (the "MBCA") and the General Corporation Law of the State of Delaware (the "DGCL") and upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, in furtherance thereof, it is proposed that the Merger Sub shall make a cash tender offer (the "Offer") to acquire all the issued and outstanding shares of common stock, par value $1.00 per share (the "Common Stock"), of the Company (such shares of Common Stock, including the associated Rights (as hereinafter defined), being hereinafter collectively referred to as "Shares") for $9.625 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount") net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer;

     WHEREAS, the Board of Directors of the Company (the "Company Board") has, in light of and subject to the terms and conditions set forth herein, (i) determined that each of the Offer and the Merger is in the best interests of the Company and its shareholders, and (ii) approved and adopted this Agreement and the transactions contemplated hereby and resolved to recommend that shareholders of the Company accept the Offer, tender their Shares pursuant to the Offer and approve and adopt this Agreement and the Merger;

     WHEREAS, Acquiror, the Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to set forth various conditions to the Merger;

     WHEREAS, Acquiror, the Merger Sub and each of Neil L. Diver, Kevin K. Coyne and Edwin Wachtel (each a "Director Shareholder") have entered into a Tender and Option Agreement, dated as of the date hereof (each a "Tender and Option Agreement" and, collectively, the "Tender and Option Agreements"), obligating each Director Shareholder to tender his Shares pursuant to the Offer and granting Acquiror an option with respect to such Shares, substantially in the form of Exhibit 1 attached hereto;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Acquiror, the Merger Sub and the Company agree as follows:

                                   ARTICLE I

                                   THE OFFER

     Section 1.1 The Offer.

          (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and none of the events set forth in Annex A hereto shall have occurred or be existing, the Merger Sub shall commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the initial public announcement of the Merger Sub's intention to commence the Offer. The obligation of the Merger Sub to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to the condition (the "Minimum Condition") that at least the number of Shares that, when added to the Shares already owned by Acquiror, shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any outstanding options, warrants or rights) shall have been validly tendered and not withdrawn prior to the expiration of the Offer, which shall be 20 business days after the date the Offer is commenced, and also shall be subject to the satisfaction of the other conditions set forth in Annex A hereto. The Merger Sub expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that no change may be made which decreases the price per Share payable in the Offer, which reduces the minimum number of Shares to be purchased in the Offer or, which amends or imposes conditions to the Offer in addition to those set forth in Annex A hereto. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer (including, without limitation, the Minimum Condition), the Merger Sub shall pay, as soon as practicable after it is legally permitted to do so under applicable law after expiration of the Offer, for all Shares validly tendered and not withdrawn; provided, however, that if, immediately prior to the expiration date of the Offer, the Shares tendered and not withdrawn pursuant to the Offer, when added to the Shares already owned by Acquiror, equal less than 90% of the then outstanding Shares, the Merger Sub may extend the Offer one time for a period not to exceed 20 business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer.

          (b) As soon as reasonably practicable on the date of commencement of the Offer, the Merger Sub shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Acquiror, the Merger Sub and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and Acquiror and the Merger Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review the Schedule 14D-1 before it is filed with the SEC. In addition, Acquiror and the Merger Sub will provide the Company and its counsel in writing with any comments, whether written or oral, Acquiror, the Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

     Section 1.2 Company Action.

          (a) The Company hereby approves of and consents to the Offer and represents that (i) the Company Board, at a meeting duly called and held on March 27, 1998, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger, are fair to and in the best interests of the holders of Shares, (B) approved and adopted this Agreement and the transactions contemplated hereby and (C) resolved to recommend that the stockholders of the Company accept the Offer and approve and adopt this Agreement and the transactions contemplated hereby; provided, that such recommendation may be withdrawn, modified or amended if, in the good faith opinion of the Company's Board, based upon the receipt of advice from outside independent legal counsel, failure to withdraw, modify or amend such recommendation is reasonably likely to result in the Company's Board violating its fiduciary duties to the Company's shareholders under applicable law and (ii) ABN-AMRO Incorporated, formerly known as ABN-AMRO Chicago Corporation ("ABN-AMRO"), has delivered to the Company Board a written opinion that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence. On or before the date hereof, the Company will use its reasonable best efforts to obtain and deliver to Acquiror the Tender and Option Agreements, in the form attached as Exhibit 1 hereto, executed by the Director Shareholders.

          (b) As soon as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing, subject to the fiduciary duties of the Company Board under applicable law as advised in writing by independent counsel, the recommendation of the Company Board described in Section 1.2(a) and shall disseminate the
     Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other applicable federal securities laws. The Company, Acquiror and the Merger Sub agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Acquiror and its counsel shall be given the opportunity to review the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Acquiror, the Merger Sub and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

          (c) The Company shall promptly furnish the Merger Sub with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish the Merger Sub with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Acquiror, the Merger Sub or their agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Acquiror and the Merger Sub shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated in accordance with Section 8.1, shall deliver to the Company all copies of such information then in their possession.

                                   ARTICLE II

                                   THE MERGER

     Section 2.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement, the DGCL and the MBCA, at the Effective Time the Merger Sub shall be merged with and into the Company (the "Merger"). Following the Merger, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

     Section 2.2 Effective Time. On the Closing Date (as defined) the Company shall execute, in the manner required by the MBCA and the DGCL, and deliver to the Corporation, Securities and Land Development Bureau of the Michigan Department of Corporations and Industries Services and the Secretary of State of the State of Delaware, Articles of Merger or a Certificate of Merger, as appropriate (collectively, the "Certificate of Merger"), duly executed and verified by the appropriate parties hereto, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to herein as the "Effective Time."

     Section 2.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the MBCA and the DGCL and as set forth herein. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 2.4 Articles of Incorporation and By-Laws of the Surviving Corporation.

          (a) The Certificate of Incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable law, or as otherwise contemplated hereby.

          (b) The By-Laws of the Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended, in accordance with the provisions thereof, hereof and applicable law.

     Section 2.5 Directors and Officers. Subject to applicable law, the directors of the Merger Sub shall be the initial directors of the Surviving Corporation and the officers of the Company shall be the initial officers of the Surviving Corporation and each shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     Section 2.6 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom (Illinois), 333 West Wacker Drive, Chicago, Illinois 60606, unless another date or place is agreed to in writing by the parties hereto.

                                  ARTICLE III

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS

     Section 3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock or any shares of capital stock of the Merger Sub:

          (a) Common Stock of the Merger Sub. All of the shares of common stock, par value $.01 per share, of the Merger Sub (the "Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into 1000 shares of Common Stock of the Surviving Corporation.

          (b) Cancellation of Treasury Stock. Each share of Common Stock that is owned by any affiliate of the Merger Sub, the Company or by any wholly owned subsidiary of the Company shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

          (c) Retention or Exchange of Shares of Common Stock. Except as otherwise provided herein, each share of Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $9.625 in cash per share (the "Cash Consideration").

     Section 3.2 Options; Stock Plans.

          (a) Each option held by an employee, officer or director of the Company and other eligible holders to acquire shares of Common Stock ("Company Option") that is outstanding immediately prior to the Merger, whether or not then vested or exercisable, shall, simultaneously with the Merger, be cancelled in exchange for a single lump sum cash payment equal to the product of (1) the number of shares of Common Stock subject to such Company Option and (2) the excess, if any, of the Cash Consideration over the exercise price per share of such Company Option, subject to any required withholding of taxes.

          (b) Each stock appreciation right held by an employee, officer or director of the Company (an "SAR") that is outstanding immediately prior to the Merger, whether or not then vested or exercisable, shall, simultaneously with the Merger, be cancelled in exchange for a single lump sum cash payment equal to the product of (1) the number of SAR's held by such employee, officer or director and (2) the excess, if any, of the Cash Consideration over $4.00, the fair market value on the date the SAR's were granted.

          (c) Prior to the Effective Time, if necessary, the Company shall use all reasonable efforts to (i) obtain consents from appropriate holders of Company Options and SAR's and (ii) make any amendments to the terms of such Company Options, SAR's, or the compensation plans or arrangements related thereto that are necessary to give effect to the transactions contemplated by Sections 3.2 (a) and 3.2(b). Notwithstanding any other provision of this Section, payment pursuant to this Section 3.2 may be withheld in respect of any employee stock option or SAR until necessary or appropriate consents are obtained.

     Section 3.3 Exchange and Retention of Common Stock.

          (a) Immediately following the Effective Time, Acquiror and the Merger Sub shall take all steps necessary to cause to be deposited on a timely basis with the bank or trust company as shall be mutually acceptable to the Merger Sub and the Company, acting as the exchange agent (the "Exchange Agent") in an account (the "Exchange Fund") the aggregate Cash Consideration to which holders of shares of Common Stock shall be entitled at the Effective Time pursuant to Section 3.1(c).

          (b) Promptly after the Effective Time, Acquiror shall cause the Exchange Agent to mail to each record holder of certificates (the "Certificates") that immediately prior to the Effective Time represented shares of Common Stock a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and instructions for use in surrendering such Certificates and receiving the Cash Consideration in respect thereof.

          (c) In effecting the payment of the Cash Consideration in respect of shares of Common Stock represented by Certificates entitled to payment of the Cash Consideration pursuant to Section 3.1(c), upon the surrender of each such Certificate, the Exchange Agent at the time of such surrender shall pay the holder of such Certificate the Cash Consideration multiplied by the number of shares of Common Stock represented by such Certificate, in consideration therefor. Upon such payment, such Certificate shall forthwith be cancelled.

          (d) Until surrendered in accordance with paragraph (c) above, each Certificate (other than Certificates representing shares of Common Stock held by any affiliate of the Merger Sub, in the treasury of the Company or by any wholly owned subsidiary of the Company) shall represent solely the right to receive the aggregate Cash Consideration relating thereto. No interest shall be paid or accrued on the Cash Consideration. If the Cash Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing shares of Common Stock surrendered therefor is registered, it shall be a condition to such right to receive such Cash Consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such shares of Common Stock shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Cash Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

          (e) Promptly following the date which is six months after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a share of Common Stock entitled to the payment of Cash Consideration may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the applicable aggregate Cash Consideration relating thereto, without any interest thereon.

          (f) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Common Stock which were outstanding immediately prior to the Effective Time and which are entitled to the payment of Cash Consideration.

     Section 3.4 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Common Stock entitled to the payment of Cash Consideration with a record date after the

Effective Time shall be paid to the holder of any such unsurrendered Certificate with respect to the shares of Common Stock represented thereby. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Common Stock issued in exchange therefor, without interest, at the time of such surrender, the Cash Consideration.

     Section 3.5 No Liability. None of the Merger Sub, Acquiror, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any Cash Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which the Cash Consideration would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined)) any such distributions or cash in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     Section 3.6 Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company or the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Company or the Surviving Corporation, as the case may be, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the amount to which such person is entitled pursuant to this Agreement.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as otherwise disclosed to the Merger Sub in a letter delivered to it at or prior to the execution of this Agreement (the "Company Disclosure Letter"), the Company represents and warrants to the Merger Sub as follows:

     Section 4.1 Organization.

          (a) Each of the Company and the Company Subsidiaries (as defined in Section 4.1(b)) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where failure to be in good standing or to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined in this Section 4.1). Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has heretofore delivered to Acquiror a complete and correct copy of each of its articles of incorporation and By-Laws, as currently in effect. As used in this Agreement, "Company Material Adverse Effect" means any material adverse change in or effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole; provided, however, that the effects of changes that are generally applicable to (i) the North American ready-to-assemble furniture industry (the "Industry"), (ii) the United States economy, or (iii) the United States securities markets shall be excluded from such determination; and provided, further that any adverse effect on the Company and its subsidiaries resulting from the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby shall also be excluded from such determination.

          (b) Section 4.1 to the Company Disclosure Letter lists all subsidiaries of the Company (individually, a "Company Subsidiary," and collectively, the "Company Subsidiaries") and their states of incorporation. Except as set forth in Section 4.1 to the Company Disclosure Letter, the Company does not own an equity interest in or control, directly or indirectly, any other corporation, association, partnership or business organization other than the Company Subsidiaries.

     Section 4.2 Capitalization.

          (a) As of the date hereof, the authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, no par value per share (the "Preferred Stock"). As of March 27, 1998, (i) 4,349,606 shares of Common Stock were issued and outstanding, (ii) no shares of Common Stock were issued and held in the treasury of the Company, and (iii) no shares of Preferred Stock were issued and outstanding. Since such date, no additional shares of capital stock have been issued except shares issued upon the exercise of the Company Options pursuant to the Company's stock option and employee stock purchase plans, pension plans and other similar employee benefit plans, all as described in the Company Disclosure Letter (the "Company Stock Plans"). All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.
     Section 4.2(a) of the Company Disclosure Letter sets forth (i) the number of outstanding Company Options and SARs on the date hereof pursuant to the Company Stock Plans, (ii) the identity of the holders of such Company Options or SARs, and (iii) the vesting schedules and the exercise prices for such Company Options and SARs. Except as provided herein or as disclosed in Section 4.2(a) of the Company Disclosure Letter and, except for the Company Stock Plans as of the date hereof, there are no existing
     (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its subsidiaries of the Company or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

          (b) Except as disclosed in Section 4.2(b) of the Company Disclosure Letter, all of the outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company Subsidiaries are beneficially owned, directly or indirectly, by the Company, free and clear of all liens, pledge, security interests, claims or other encumbrances.

     Section 4.3 Authorization; Validity of Agreement; Necessary Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its shareholders, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Company Board and no other corporate action no the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby (other than, with respect to the Merger, the affirmative vote by holders of a majority of the issued and outstanding shares of Common Stock). This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Acquiror and the Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Section 4.4 Consents and Approvals; No Violations. Except as disclosed in
Section 4.4 of the Company Disclosure Letter and except for (a) filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) applicable requirements under the Securities Act of 1933, as amended ("Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (c) the filing of the Certificate of Merger, (d) applicable requirements under corporation or "blue sky" laws of various states or (e) as contemplated by this Agreement, neither the execution, delivery or performance of this

Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the Articles of Incorporation or By-Laws of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound (the "Company Agreements"), (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to the Company, any of the Company Subsidiaries or any of their properties or assets, or (iv) require on the part of the Company any filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a "Governmental Entity"); except in the case of clauses (ii), (iii) or (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, (A) would not, individually or in the aggregate, have a Company Material Adverse Effect and would not, individually or in the aggregate, materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement, or (B) would become applicable solely as a result of any acts or omissions by, or the status of any facts pertaining to, Acquiror or the Merger Sub.

     Section 4.5 SEC Reports and Financial Statements. The Company has filed all reports required to be filed by it with the SEC pursuant to the Exchange Act and the Securities Act since January 1, 1995 (as such documents have been amended since the date of their filing, collectively, the "Company SEC Documents"). The Company SEC Documents, as of their respective filing dates, or if amended, as of the date of the last such amendment, (i) complied in all material respects at the time filed with the requirements of the Securities Act or the Exchange Act, as applicable and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets (including the related notes) included in the Company SEC Documents and the Company Balance Sheet (as defined below) fairly presents in all material respects the financial position of the Company and its consolidated subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present in all material respects the results of operations and cash flows of the Company and its consolidated subsidiaries for the respective periods or as of the respective dates set forth therein. Each of the financial statements (including the related notes) included in the Company SEC Documents has been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved, except as otherwise noted therein and subject, in the case of unaudited interim financial statements, to normal year-end adjustments. The consolidated balance sheet of the Company at December 31, 1997, included in the Annual Report on Form 10-K for the fiscal year ended December 31, 1997 of the Company, is herein sometimes referred to as the "Company Balance Sheet."

     Section 4.6 No Undisclosed Liabilities. Except (a) for liabilities incurred in the ordinary course of business and consistent with past practice since December 31, 1997, (b) for liabilities disclosed in the Company Balance Sheet or specifically disclosed in the Company SEC Documents, (c) for liabilities incurred in connection with the Merger or otherwise as contemplated by this Agreement and (d) as disclosed in Section 4.6 of the Company Disclosure Letter, since December 31, 1997, neither the Company nor any of the Company Subsidiaries has incurred any liabilities that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated subsidiaries as of December 31, 1997, except for liabilities that would not have a Company Material Adverse Effect.

     Section 4.7 Absence of Certain Changes. Except as (a) specifically disclosed in the Company SEC Documents, (b) disclosed in Section 4.7 of the Company Disclosure Letter or (c) contemplated by this Agreement, since December 31, 1997, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and has not suffered any change or changes constituting, individually or in the aggregate, a Company Material Adverse Effect.

     Section 4.8 Disclosure Documents. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the respective times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company for inclusion in the proxy statement relating to the meeting of the Company's shareholders (the "Special Meeting") to be held in connection with the Merger, as the same may be amended or supplemented from time to time (the "Proxy Statement"), if such Proxy Statement is required by law to be filed, will, either at the time of mailing of the Proxy Statement to shareholders of the Company or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, if any, and Schedule 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act, except that no representation or warranty is made by the Company with respect to information supplied in writing for inclusion in the Proxy Statement or the Schedule 14D-9 by Acquiror or the Merger Sub.

     Section 4.9 Employee Benefit Plans; ERISA.

          (a) Section 4.9 of the Company Disclosure Letter sets forth a list of all material employee benefit plans (including but not limited to plans described in section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Company would be deemed a "single employer" within the meaning of section 4001(b)(15) of ERISA ("Benefit Plans") and all material employment and severance agreements with employees of the Company ("Employee Agreements"). True and complete copies of all Benefit Plans and Employee Agreements, including all amendments to date, have been made available to Acquiror or its representatives by the Company.

          (b) With respect to each Benefit Plan, except as otherwise disclosed to Acquiror: (i) if intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), such plan has received a determination letter from the Internal Revenue Service stating that it so qualifies and that its trust is exempt from taxation under section 501(a) of the Code; (ii) such plan has been administered in all material respects in accordance with its terms and applicable law; (iii) no breaches of fiduciary duty have occurred which might reasonably be expected to give rise to material liability on the part of the Company; (iv) no disputes are pending, or, to the knowledge of the Company, threatened that might reasonably be expected to give rise to material liability on the part of the Company (other than routine claims for benefits); (v) no prohibited transaction (within the meaning of section 406 of ERISA) has occurred that might reasonably be expected to give rise to material liability on the part of the Company; and (vi) all contributions required to be made to such plan as of the date hereof (taking into account any extensions for the making of such contributions) have been made in full.

          (c) No Benefit Plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any Benefit Plan a plan described in section 4063(a) of ERISA.

          (d) No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a material liability under such Title.

          (e) No Benefit Plan has incurred an accumulated funding deficiency, as defined in section 302 of ERISA or section 412 of the Code, whether or not waived.

          (f) With respect to each Benefit Plan that is a "welfare plan" (as defined in section 3(1) of ERISA), no such plan provides medical or death benefits with respect to current or former employees of the Company or any of its Significant Subsidiaries beyond their termination of employment (other than to the extent required by applicable law).

     Section 4.10 Litigation. Except as disclosed in Section 4.10 of the Company Disclosure Letter or as specifically disclosed in the Company SEC Documents, as of the date hereof, there is no action, suit, proceeding or, to the best knowledge of the Company, investigation pending or, to the best knowledge of the Company, action, suit, proceeding, audit or investigation threatened, involving the Company or any of its subsidiaries, by or before any court, governmental or regulatory authority or by any third party that (i) individually or in the aggregate, would have a Company Material Adverse Effect or (ii) seeks to delay or prevent the consummation of the transactions contemplated by this Agreement. Except as disclosed in Section 4.10 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with any court, governmental or regulatory authority, or any order, writ, judgment, injunction, decree, determination or award of any court, governmental or regulatory authority or arbitrator having, individually or in the aggregate, a Company Material Adverse Effect.

     Section 4.11 Compliance with Applicable Laws. Neither the Company nor any of the Company Subsidiaries is in default or violation of any term, condition or provision of any statute, law, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of the Company Subsidiaries, excluding defaults or violations which would not, individually or in the aggregate, have a Company Material Adverse Effect or which become applicable as a result of any acts or omissions by, or the status of any facts pertaining to, Acquiror or the Merger Sub.

     Section 4.12 Taxes.

          (a) Except as disclosed in Section 4.12 of the Company Disclosure Letter, the Company and each of its subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired and all such returns are complete in all material respects, (ii) have paid or accrued all Taxes shown to be due and payable on such returns other than such Taxes as are being contested in good faith by the Company or its subsidiaries, and (iii) have properly accrued in all material respects all such Taxes for such periods subsequent to the periods covered by such returns, except in the case of the foregoing clauses (i), (ii) and
     (iii) where any such failure would not have a Company Material Adverse Effect.

          (b) Except as disclosed in Section 4.12 of the Company Disclosure Letter, there are no ongoing federal, state or local audits or examinations of any Tax Return of the Company or its subsidiaries.

          (c) Except as disclosed in Section 4.12 of the Company Disclosure Letter, there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company or any of its subsidiaries, and no power of attorney granted by either the Company or any of its subsidiaries with respect to any Taxes is currently in force.

          (d) Except as disclosed in Section 4.12 of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes.

          (e) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States Internal Revenue Service or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

     Section 4.13 Real Property. The Company (including, as applicable, the Company Subsidiaries) owns all of the real and personal property included in the Company Balance Sheet (except assets recorded under capital lease obligations and such property as has been disposed of during the ordinary course of the Company's business since the date of the Company Balance Sheet), free and clear of any liens, claims, charges, exceptions or encumbrances, except for those (i) if any, which in the aggregate are not material and which do not materially affect continued use of such property, or (ii) which are set forth in Section
4.13 to the Company Disclosure Letter or in the Company SEC Documents.

     Section 4.14 Intellectual Property. Except as disclosed in Section 4.14 of the Company Disclosure Letter or as specifically disclosed in the Company SEC Documents, and except for such claims which would not, individually or in the aggregate, have a Company Material Adverse Effect, as of the date hereof, there are no pending or threatened claims of which the Company or any of the Company Subsidiaries is aware, to the best of its knowledge, by any person against their use of any trademarks, trade names, service marks, service names, mark registrations, logos, assumed names and copyright registrations, patents and all applications therefor which are owned by the Company or the Company Subsidiaries or used in their respective operations as currently conducted (collectively, the "Company Intellectual Property"). The Company and the Company Subsidiaries have such ownership of or such rights by license, lease or other agreement to the Company Intellectual Property as are necessary to permit them to conduct their respective operations as currently conducted, except where the failure to have such rights would not, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 4.15 Contracts. Except as set forth in Section 4.15 of the Company Disclosure Letter, each Company Agreement is in full force and effect except where the failure to be in full force and effect would not, individually or in the aggregate, have a Company Material Adverse Effect and, to the knowledge of the Company, is valid and enforceable by the Company or a subsidiary of the Company, as the case may be, in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as set forth in Section 4.15 of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is in default in the observance or the performance of any term or obligation to be performed by it under any Company Agreement except for such defaults the effect of which would not, individually or in the aggregate, have a Company Material Adverse Effect. To the knowledge of the Company, no other person is in material default in the observance or the performance of any term or obligation to be performed by it under any Company Agreement.

     Section 4.16 Environmental Laws and Regulations. Except as set forth in
Section 4.16 of the Company Disclosure Letter, (a) the Company and each of its subsidiaries is in compliance with all applicable federal, state, local and foreign laws and regulations relating to protection of the environment (collectively, "Environmental Laws"), except for non-compliance which would not, individually or in the aggregate, have a Company Material Adverse Effect, which compliance includes, but is not limited to, the possession by the Company and its subsidiaries of material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (b) neither the Company nor any of its subsidiaries has received notice of, or to the knowledge of the Company, is the subject of, any actions, causes of action, claims, investigations, demands, or notices by any Person alleging liability under or non-compliance with any Environmental Law ("Environmental Claims") which would, individually or in the aggregate, have a Company Material Adverse Effect; and (c) the Company is not aware of and has not received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding under any Environmental Laws, except where the interference or failure to comply with common law or statutes or other claim, action, suit or proceeding under Environmental Law would not, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 4.17 Labor Matters. Except as set forth in Section 4.17 of the Company Disclosure Letter or as specifically disclosed in the Company SEC Documents, (a) neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, and (b) there is no unfair labor practice or labor arbitration proceedings pending or, to the knowledge of the Company, threatened against the Company or the Company Subsidiaries, except for any such proceeding which would not, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 4.18 Brokers or Finders. The Company represents, as to itself, the Company Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except ABN-AMRO, whose fees and expenses will be paid by the Company. The Company has heretofore made available to Acquiror a complete and correct copy of all agreements between the Company and ABN-AMRO pursuant to which such firm would be entitled to any payment relating to the transaction.

     Section 4.19 Opinion of Financial Advisors. The Company has received the opinion of ABN-AMRO to the effect that, as of the date hereof, the Cash Consideration is fair, from a financial point of view, to the shareholders of the Company.

     Section 4.20 Board Recommendation. The Company Board, at a meeting duly called and held, has (a) determined that this Agreement and the transactions contemplated hereby, taken together, are advisable and in the best interests of the Company and its shareholders, and (b) resolved to recommend that the holders of the shares of Common Stock approve this Agreement and the transactions contemplated hereby, including the Merger.

     Section 4.21 Insurance. The Company and the Company Subsidiaries have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, as is customarily carried by reasonably prudent persons conducting businesses or owning or leasing assets similar to those conducted, owned or leased by the Company or any of the Company Subsidiaries, except where the failure to obtain or maintain such insurance would not, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 4.22 Permits. The Company and the Company Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any court, governmental or regulatory authority necessary for the Company and its subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect, and, as of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR
                               AND THE MERGER SUB

     Acquiror and the Merger Sub represent and warrant to the Company as follows:

     Section 5.1 Organization. Each of Acquiror and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have an Acquiror Material Adverse Effect (as defined in this Section 5.1). Each of Acquiror and the Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have an Acquiror Material Adverse Effect. Acquiror has heretofore delivered to Company a complete and correct copy of each of its certificate of incorporation and by-laws, as currently in effect. As used in this Agreement, "Acquiror Material Adverse Effect" means any material adverse change in or effect on the business, financial condition or results of operations of Acquiror and its subsidiaries, taken as a whole; provided, however, that the effects of changes that are generally applicable to (i) the United States economy or (ii) the United States securities markets shall be excluded from such determination; and provided, further that any adverse effect on Acquiror or the Merger Sub resulting from the execution of this Agreement and the transactions contemplated hereby shall also be excluded from such determination.

     Section 5.2 Authorization; Validity of Agreement; Necessary Action. Each of Acquiror and the Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Acquiror and the Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by their respective board of directors and no other corporate action on the part of Acquiror or the Merger Sub is necessary to authorize the execution and delivery by Acquiror or the Merger Sub of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and the Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Acquiror and the Merger Sub, enforceable against them in accordance with its terms, except that
(i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Section 5.3 Consents and Approvals; No Violations. Except for (a) filings pursuant to the HSR Act, (b) applicable requirements under the Securities Act and the Exchange Act, (c) the filing of the Certificate of Merger, (d) applicable requirements under corporation or "blue sky" laws of various states or (e) as contemplated by this Agreement, neither the execution, delivery or performance of this Agreement by either Acquiror or the Merger Sub nor the consummation by either Acquiror or the Merger Sub of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or articles of incorporation, as the case may be, or by-laws of either Acquiror or the Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which either Acquiror or the Merger Sub is a party or by which it or any of its properties or assets may be bound (the "Acquiror Agreements"), (iii) to the best knowledge of either Acquiror or the Merger Sub, violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to either Acquiror or the Merger Sub or any of their respective properties or assets, or (iv) require on the part of either Acquiror or the Merger Sub any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except in the case of clauses (ii), (iii) or (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, (A) would not have an Acquiror Material Adverse Effect and would not materially adversely affect the ability of either Acquiror or the Merger Sub to consummate the transactions contemplated by this Agreement, or (B) become applicable as a result of any acts or omissions by, or the status of any facts pertaining to, the Company.

     Section 5.4 Brokers or Finders. Each of Acquiror and the Merger Sub represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finders' fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

     Section 5.5 Interim Operations of the Merger Sub. The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     Section 5.6 Capitalization of the Merger Sub; Interests in the Company. The authorized capital stock of the Merger Sub consists of the Merger Sub Common Stock. As of the close of business on March 27, 1998, 1,000 shares of the Merger Sub Common Stock were issued and outstanding, all of which are entitled to vote, and no shares of the Merger Sub Common Stock were held in the Merger Sub's treasury. All the outstanding shares of the Merger Sub's capital stock are duly authorized, validly issued, fully paid and non-assessable. Except as set forth above, there will be, at the Effective Time, (a) no shares of capital stock or other voting securities of the Merger Sub, (b) no securities of the Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of the Merger Sub and (c) no options or other rights to acquire from the Merger Sub, and no obligation of the Merger Sub to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Merger Sub (the items referred to in clauses
(a), (b) and (c) being referred to collectively as the "Merger Sub Securities"). There are no outstanding obligations of the Merger Sub to repurchase, redeem or otherwise acquire any the Merger Sub Securities. As of the date hereof, Acquiror and the Merger Sub do not beneficially hold any shares of Common Stock.

     Section 5.7 Disclosure Documents. The Offer Documents will not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Acquiror and the Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives in writing, expressly for inclusion in the Offer Documents, which is contained in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. None of the information supplied or to be supplied by Acquiror for inclusion in the Proxy Statement will, either at the time of mailing of the Proxy Statement to shareholders of the Company, or at the time of the Special Meeting, contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE VI

                                   COVENANTS

     Section 6.1 Interim Operations of the Company. The Company covenants and agrees that the Company shall, and shall cause each of its subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and use all reasonable efforts to preserve intact their respective business organizations' goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with them. Without limiting the generality of the foregoing, and except as otherwise permitted by this Agreement or as specifically contemplated by the Company Disclosure Letter, or as required by applicable law, rule or regulation prior to the Effective Time, without the consent of Acquiror, which consent shall not be unreasonably withheld, the Company will not, and will cause each of its subsidiaries not to:

          (a) amend or propose to amend their respective charters or bylaws; or split, combine or reclassify their outstanding capital stock or declare, set aside or pay any dividend or distribution in respect of any capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for cash dividends and cash distributions paid by subsidiaries to other subsidiaries or to the Company;

          (b) (i) issue or authorize or propose the issuance of, sell, pledge or dispose of, or agree to issue or authorize or propose the issuance of, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class, any debt or equity securities convertible into or exchangeable for such capital stock or any other equity related right (including any phantom stock or SAR rights), other than any such issuance pursuant to options, warrants, rights or convertible securities outstanding as of the date hereof; (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets in each case which are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole; (iii) sell (including by sale-leaseback), lease, pledge, dispose of or encumber any assets or interests therein, which are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, other than in the ordinary course of business and consistent with past practice; (iv) incur or become contingently liable with respect to any material indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities or otherwise incur any material obligation or liability (absolute or contingent) other than short-term indebtedness in the ordinary course of business and consistent with past practice; (v) redeem, purchase, acquire or offer to purchase or acquire any (x) shares of its capital stock or (y) long-term debt other than as required by governing instruments relating thereto; (vi) other than in the ordinary course of business, neither the Company nor any Company Subsidiary shall modify, amend or terminate any material contract or agreement to which the Company or any Company Subsidiary is a party or waive, release or assign any material rights or claims; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (c) enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other arrangements or agreements with any directors, officers or key employees except for (i) normal salary increases and merit bonuses, (ii) arrangements in connection with employee transfers or (iii) agreements with new employees, in each case, in the ordinary course of business consistent with past practice;

          (d) adopt, enter into or amend any, or become obligated under any new bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, healthcare, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law occurring after the date hereof; provided, however, the Company shall not be prevented from amending the Company ESOP (as defined in Section 6.3(c) hereof) as contemplated by Section 6.3(c) hereof;

          (e) except as may be required as a result of a change in law or in GAAP after the date hereof, change any of the accounting principles or practices used by it;

          (f) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company incurred in the ordinary course of business consistent with past practice;

          (g) authorize, commit to or make any equipment purchases or capital expenditures other than in the ordinary course of business and consistent with past practice (provided, that such purchases and/or expenditures shall, in the aggregate, be no more than $250,000) or as shown on Schedule 6.1(g); or

          (h) take or agree to take any of the foregoing actions or any action that would, or is reasonably likely to, result in any of its representations and warranties set forth in this Agreement becoming untrue, or in any of the conditions to the Merger set forth in Article VII not being satisfied.

     Section 6.2 Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its subsidiaries to) afford to Acquiror and its officers, employees, accountants, counsel, financing sources and other representatives, access, during normal business hours during the period prior to the earlier of the

Effective Time or the date of termination of this Agreement, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of the Company Subsidiaries to) furnish promptly to Acquiror (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Acquiror may reasonably request; provided, however, that nothing herein shall require the Company or any of its subsidiaries to disclose any information to Acquiror if such disclosure would be in violation of applicable laws or regulations of any Governmental Entity or the provisions of any confidentiality agreement to which the Company is a party. Unless otherwise required by law and until the Effective Time Acquiror and its representatives will hold any such information which is non-public in confidence in accordance with the provisions of the Confidentiality Agreements between the Company and Acquiror, dated as of November 19 and November 25, 1998 (the "Confidentiality Agreements").

     Section 6.3 Employee Benefit Matters.

          (a) Effective as of the Effective Time and for a two-year period thereafter, the Company and the Company Subsidiaries and successors shall
     (i) provide those Persons who, immediately prior to the Effective Time, were employees ("Company Employees") of the Company or the Company Subsidiaries on the Closing Date with employee benefits that are substantially similar in the aggregate as those provided to such Company Employees pursuant to the Benefit Plans immediately prior to the Effective Time.

          (b) Following the Effective Time, the Company will continue to honor, pursuant to the terms thereof, all Employee Agreements for the benefit of any employees and former employees of the Company or any Company Subsidiary, including, without limitation, those Employee Agreements set forth in Section 6.3(b) of the Company Disclosure Letter.

          (c) As of the Effective Time, the Ameriwood Industries Employee Stock Ownership and Savings Plan and Trust Agreement (the "Company ESOP") will be amended to provide that the Company ESOP will be frozen with respect to participation and benefit accrual in the part of the Company ESOP that is an employee stock ownership plan and that no further contributions will be made to or distributions will be made from such portion of the Company ESOP; provided, however, that immediately prior to the Effective Time, the Company shall make a pro rata contribution to the Company ESOP in respect of the plan year, which plan year shall be deemed to have ended at the Effective Time, in accordance with the terms of the Company ESOP and applicable law. The amendment to the Company ESOP will further provide that following the Effective Time, each participant in the Company ESOP will be entitled to direct the investment of the balance in his or her Company ESOP account into one or more of the investment alternatives provided under the 401(k) portion of the Company ESOP (other than Shares), in accordance with the terms of the Company ESOP and applicable law.

          (d) For purposes of this Section 6.3, the term "Company Employees" shall mean all employees of the Company and the Company Subsidiaries immediately prior to the Effective Time, including those on disability or leave of absence, paid or unpaid.

          (e) The Company shall pay all bonuses earned for fiscal year 1997 in accordance with the Company's past practice.

          (f) In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.3, proper provision shall be made so that the successors and assigns of Company, assume the obligations set forth in this Section 6.3 and none of the actions described in clauses (i) or (ii) of this Section 6.3(f) shall be taken until such provision is made.

     Section 6.4 No Solicitation.

          (a) The Company will not, and will cause any officers, directors, employees and investment bankers, attorneys or other agents retained by the Company or any of its subsidiaries not to, (i) directly or indirectly solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action knowingly to facilitate any inquiries or the making of any Acquisition Proposal (as hereinafter defined), or (ii) except as permitted below, engage in negotiations or discussions with, or furnish any information or data to any third party relating to, or that may reasonably be expected to lead to, an Acquisition Proposal (other than the transactions contemplated hereby). Notwithstanding anything to the contrary contained in this Section 6.4 or in any other provision of this Agreement, the Company, and its officers, directors, investment bankers, attorneys or agents, may:

             (i) participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with or furnish information to any third party making an unsolicited Acquisition Proposal (a "Potential Acquiror") if: (A) the Company Board determines in good faith, after consultation with ABN-AMRO or another financial advisor of nationally recognized standing, that such third party is reasonably likely to submit an Acquisition Proposal which is a Superior Proposal (as hereinafter defined), and (B) the Company Board determines in good faith, based upon advice of outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information is reasonably likely to be inconsistent with the Company Board's fiduciary duties under applicable law, or

             (ii) following receipt of an Acquisition Proposal, disclose to its shareholders the Company's position contemplated by Rules 14d-9 and 14e-2 under the Exchange Act or otherwise make any other necessary disclosure to its shareholders related to an Acquisition Proposal.

     The Company agrees that any non-public information furnished to a Potential Acquiror will be pursuant to a confidentiality agreement substantially similar to the confidentiality provisions of the confidentiality agreement entered into between the Company and Acquiror. In the event that the Company shall receive any Acquisition Proposal, it shall promptly inform Acquiror in writing as to the terms of such Acquisition Proposal, and if the Acquisition Proposal is in writing the Company shall provide the Acquiror a true and complete copy thereof, and will keep Acquiror reasonably informed of the status (including amendments or proposed amendments) of any such Acquisition Proposal, except to the extent that the Company Board determines in good faith, after consultation with its outside legal counsel, that any such action with respect to a Superior Proposal that by its terms expressly prohibits any disclosure of the terms of such Superior Proposal and described in this sentence is reasonably likely to be inconsistent with Company Board's fiduciary duties under applicable law.

          (b) For purposes of this Agreement, "Acquisition Proposal" shall mean any bona fide proposal made by a third party to acquire (i) beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of a 15% or greater equity interest in the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company including, without limitation, any single or multi-step transaction or series of related transactions which is structured in good faith to permit such third party to acquire beneficial ownership of a 15% or greater equity interest in the Company or (ii) all or a substantial part of the business or assets or any equity interest in, or voting securities of, of the Company (other than the transactions contemplated by this Agreement).

          (c) The term "Superior Proposal" shall mean any Acquisition Proposal which the Company Board, determines in good faith, after consultation with ABN-AMRO or another financial advisor of nationally recognized standing, to be more favorable to such party and its shareholders than the transactions contemplated hereby.

          (d) The Company shall immediately cease and cause to be terminated any discussions or negotiations existing as of the date hereof with any parties (other than the Acquiror and the Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from any confidentiality or standstill agreement to which the Company is a party.

     Section 6.5 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Acquiror and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Acquiror nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange.

     Section 6.6 Directors' and Officers' Insurance and Indemnification.

          (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director, employee and agent (the "Indemnified Party") of the Company and its subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorney's fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee or agent of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement, or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under Michigan law or the Company's Articles of Incorporation, By-laws or indemnification agreements in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any Claim, then from and after the Effective Time, the Surviving Corporation shall periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is or is reasonably likely to be, in the opinion of counsel to the Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties.

          (b) The Company agrees that all rights to indemnification and all limitations or liability existing in favor of the Indemnified Party as provided in the Company's Articles of Incorporation and By-laws as in effect as of the date hereof shall continue in full force and effect, without any amendment thereto; provided that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Michigan law, the Company's Articles of Incorporation or By-laws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to Company; and provided further, that nothing in this Section 6.6 shall impair any rights or obligations of any present or former directors or officers of the Company.

          (c) In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.6, proper provision shall be made so that the successors and assigns of the Company assume the obligations set forth in this Section 6.6 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

          (d) The Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance policy ("D&O Insurance") for a period of not less than six years after the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the last annual premium paid by the Company for such insurance and if the annual premiums exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverages available for a cost not exceeding such amount; provided further the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers with respect to acts or omissions occurring prior to the Effective Time or individual coverage and provided that such substitution shall not result in any gaps or lapses in coverage with respect to acts or omissions occurring prior to the Effective Time; provided further, if the existing D&O Insurance expires, is terminated or cancelled during such period, the Surviving Corporation will use its best efforts to obtain substantially similar D&O Insurance.

     Section 6.7 Proxy Statement.

          (a) If required by applicable law, the Company shall prepare as soon as practicable, following the date of this Agreement, and shall file with the SEC the Proxy Statement. The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

          (b) The Proxy Statement will be mailed to the shareholders of the Company as promptly as practicable after the effectiveness of this Agreement. The Company shall include in the Proxy Statement the recommendation of the Company Board that its shareholders vote in favor of the approval of the Merger and the adoption of this Agreement; provided, however, that the Company Board may withdraw, modify or change such recommendation to the extent that the Company Board determines in good faith, upon advice of outside legal counsel, that the failure to withdraw, modify or change such recommendation is reasonably likely to be inconsistent with the Company Board's fiduciary duties under applicable law.

          (c) (i) The information supplied by the Company for inclusion in the Proxy Statement shall not, at the time that the Proxy Statement is mailed to the shareholders of the Company, include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

             (ii) The information supplied in writing by the Acquiror or the Merger Sub for inclusion in the Proxy Statement shall not, at the time that the Proxy Statement is mailed to the shareholders of the Company, include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (d) No amendment or supplement to the Proxy Statement will be made without the approval of each of the Company and Acquiror, which approval will not be unreasonably withheld or delayed.

     Section 6.8 Shareholders' Meetings.

          (a) As soon as practicable after the consummation of the Offer, the Company, acting through the Company Board, shall, in accordance with applicable law and its Articles of Incorporation, and for the purpose of approving this Agreement and the transactions contemplated hereby, duly call, give notice of, convene and hold a special meeting of the shareholders of the Company.

          (b) Notwithstanding the foregoing, in the event that the Merger Sub shall acquire at least 90% of the then outstanding Shares, the parties hereto agree, at the request of the Merger Sub, subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL and Section 711 of the MBCA, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

     Section 6.9 Approvals and Consents; Cooperation.

          (a) The parties hereto shall use all reasonable efforts, and cooperate with each other, to obtain as promptly as practicable all governmental and third party authorizations, approvals, consents or waivers, including, without limitation, pursuant to the HSR Act, required in order to consummate the transactions contemplated by this Agreement, including, without limitation, the Merger.

          (b) The Company and Acquiror shall take all actions necessary to file as soon as practicable all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers, including, without limitation, under the HSR Act, and to respond as promptly as practicable to any inquiries and requests received from the Federal Trade Commission, the Antitrust Division of the Department of Justice and any other Governmental Entity for additional information or documentation in connection therewith.

          (c) The Company shall give prompt notice to Acquiror of the occurrence of any Company Material Adverse Effect, and Acquiror shall give prompt notice to the Company of the occurrence of any Acquiror Material Adverse Effect. Each of the Company and Acquiror shall give prompt notice to the other of the occurrence or failure to occur of an event that would, or, with the lapse of time would, cause any condition contained in Article VII not to be satisfied.

     Section 6.10 Further Assurances. Each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, the Offer and the Merger, which efforts shall include, without limitation, (a) Company, Acquiror and the Merger Sub using their reasonable efforts to prevent any preliminary or permanent injunction or other order by a court of competent jurisdiction or Governmental Entity relating to consummating the transactions contemplated by this Agreement, including, without limitation, under the antitrust laws, and, if issued, to appeal any such injunction or order through the appellate court or body for the relevant jurisdiction and (b) Company, Acquiror and the Merger Sub using their reasonable efforts to satisfy any objections of, and accept any conditions imposed by, any Governmental Entity, except where such objection or condition would have a Company or Acquiror Material Adverse Effect. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby.

     Section 6.11 Rights Agreement. The Company shall take all necessary action prior to the Effective Time to cause the dilution provisions of the Rights Agreement, dated April 4, 1996, between the Company and Harris Trust and Savings Bank (the "Company Rights Agreement") to be inapplicable to the transactions contemplated by this Agreement, without any payment to holders of common share purchase rights ("Rights") issued pursuant to such Company Rights Agreement.

     Section 6.12 Company Board Representation; Section 14(f). (a) Promptly upon the purchase by the Merger Sub of Shares pursuant to the Offer, and from time to time thereafter, the Merger Sub shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as shall give the Merger Sub representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Merger Sub or any affiliate of the Merger Sub following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause the Merger Sub's designees to be elected as directors of the Company, including increasing the size of the Company Board or securing the resignations of incumbent directors or both. At such times, the Company shall use its best efforts to cause persons designated by the Merger Sub to constitute the same percentage as is on the Company's Board of (i) each committee of the Company Board, (ii) each board of directors of each Company Subsidiary and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the earlier of (i) the time the Merger Sub acquires a majority of the then outstanding Shares on a fully diluted basis and
(ii) the Effective Time, the Company shall use its best efforts to ensure that all the members of the Company Board and each committee of the Company Board and such boards and committees of the Subsidiaries as of the date hereof who are not employees of the Company shall remain members of the Company Board and of such boards and committees; provided however, the Company shall maintain at least one non-employee director until the Effective Time.

     (b) The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 6.12 and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Acquiror or the Merger Sub shall supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

     (c) Following the election of designees of the Merger Sub pursuant to this
Section 6.12, prior to the Effective Time, any amendment of this Agreement or the Articles of Incorporation or By-laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Acquiror or the Merger Sub or waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by the Merger Sub nor are employees of the Company.

                                  ARTICLE VII

                                   CONDITIONS

     Section 7.1 Conditions to Each Party's Obligations. The respective obligation of each party to effect the Merger shall be subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) at or prior to the Effective Time of the following conditions:

          (a) this Agreement, the Merger and the transactions contemplated hereby shall, if necessary, have been approved and adopted by the requisite vote of the shareholders of the Company in accordance with applicable law and regulatory requirements and the Company's Articles of Incorporation;

          (b) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated;

          (c) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect, and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Merger, provided, however, that the parties shall have used reasonable efforts to prevent any such rule, regulation, injunction, decree or other order, and to appeal as promptly as possible any injunction, decree or other order that may be entered;

          (d) all authorizations, approvals or consents required to permit the consummation of the Merger shall have been obtained and be in full force and effect, except where the failure to have obtained any such authorizations, approvals or consents would not have a Company Material Adverse Effect; and.

          (e) The Merger Sub or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Acquiror or the Merger Sub if, in breach of this Agreement or the terms of the Offer, the Merger Sub fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

                                  ARTICLE VIII

                                  TERMINATION

     Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

          (a) By the mutual consent of the Company, Acquiror and the Merger Sub.

          (b) By either of the Company, on the one hand, or Acquiror and the Merger Sub, on the other hand:

             (i) if the Effective Time shall not have occurred on or prior to September 30, 1998; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

             (ii) if there shall have been issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, if the party seeking termination is Acquiror, Acquiror shall have complied fully with its obligations under Section 6.9; or

             (iii) if, at the Special Meeting (including any adjournment or postponement thereof) called pursuant to Section 6.8, the requisite vote of the shareholders of the Company for the Merger shall not have been obtained.

          (c) By the Company:

             (i) upon two days prior written notice if the Company Board shall have (A) withdrawn, or modified or changed in a manner adverse to Acquiror its approval or recommendation of this Agreement, the Offer or the Merger, or resolved to do any of the foregoing, and (B) (x) determined in good faith, after consultation with ABN-AMRO or another financial advisor of nationally recognized standing, that a third party has submitted to the Company an Acquisition Proposal which is a Superior Proposal, and (y) determined in good faith, upon the advice of outside legal counsel, that the failure to take such action as set forth in the preceding clause (A) is reasonably likely to be inconsistent with the Company Board's fiduciary duties under applicable law;

             (ii) if Acquiror or the Merger Sub (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or (y) breaches its representations and warranties in any material respect and such breach would have a Acquiror Material Adverse Effect, in each case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the Company may not terminate this Agreement pursuant to this Section 8.1(c)(ii); or

             (iii) upon approval of the Company Board, if due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in Annex A hereto, the Merger Sub shall have failed to commence the Offer on or prior to five days following the date of initial public announcement of this Agreement; provided, however, the Company may not terminate this Agreement pursuant to Section 8.1(c)(iii) if the Company is at such time in breach of its obligations under this Agreement.

          (d) By Acquiror and the Merger Sub:

             (i) if the Company (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or (y) breaches its representations and warranties in any material respect and such breach would have a Company Material Adverse Effect, in each case such that the conditions set forth in
        Section 7.1 or Section 7.3 would not be satisfied; provided, however, that if any such breach is curable by the Company through the exercise of the Company's best efforts and for so long as the Company shall be so using its best efforts to cure such breach, Acquiror may not terminate this Agreement pursuant to this Section 8.1(d)(i);

             (ii) if the Company Board shall have withdrawn, modified or changed in a manner adverse to Acquiror its approval or recommendation of this Agreement, the Offer or the Merger or shall have recommended an Acquisition Proposal involving the Company or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal involving the Company or similar business combination with a person or entity other than Acquiror or its affiliates (or the Company Board resolves to do any of the foregoing); or

             (iii) if due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto, the Merger Sub shall have failed to commence the Offer on or prior to five days following the initial public announcement of this Agreement; provided, however, Acquiror and the Merger Sub may not terminate this Agreement pursuant to Section 8.1(d)(iii) if the Acquiror or the Merger Sub is at such time in breach of its obligations under this Agreement.

     Section 8.2 Effect of Termination.

          (a) In the event of the termination of this Agreement as provided in
     Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Acquiror or the Company or their respective directors, officers, employees, shareholders, representatives, agents or advisors other than, with respect to Acquiror and the Company, the obligations pursuant to this Section 8.2, and the last sentence of Section 6.2. Nothing contained in this Section 8.2 shall relieve Acquiror or the Company from liability for willful breach of this Agreement.

          (b) If this Agreement is terminated:

             (A) by either the Acquiror or the Company pursuant to Section 8.1(b)(iii) or by the Acquiror pursuant to Section 8.1(d)(i) and any person (other than Acquiror or any of its affiliates) shall have made a bona fide Acquisition Proposal to the Company that becomes disclosed to the public prior to the Special Meeting, and within one year after the effective date of such termination the Company is the subject of a Third Party Acquisition Event (as defined below) with such person,

             (B) by the Company pursuant to Section 8.1(c)(i), or

             (C) by Acquiror pursuant to Section 8.1(d)(ii),

     then at the time of termination with respect to (B) or (C) above or the time of execution of a definitive agreement regarding such a Third Party Acquisition Event with respect to (A) above, the Company shall pay to the Acquiror a fee of $1,500,000 in cash (the "Fee") and reimburse the Acquiror for its reasonable out-of-pocket costs incurred by Acquiror or on behalf of Acquiror in connection with this Agreement and the transactions contemplated hereby up to an amount not to exceed $1,500,000. The Company shall not enter into any agreement with respect to any Third Party Acquisition Event which does not, as a condition precedent to the execution of such agreement, require such reimbursement of expenses and the Fee to be paid to Acquiror upon such execution.

          (c) As used herein, the term "Third Party Acquisition Event" shall mean either of the following:

             (i) the Company shall agree to, consummate, or announce its intention to enter into any agreement relating to an Acquisition Proposal; or

             (ii) any person (other than a party hereto or its affiliates) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or a new group has been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding Common Stock.

          (d) The obligations of the Company and Acquiror under this Section 8.2 shall survive any termination of this Agreement. In the event of an occurrence pursuant to Sections 8.2(b)(A), 8.2(b)(B), or 8.2(b)(C) which shall give rise to the payment of the Fee and expenses pursuant to Section 8.2(b), the payment of the Fee and any such expenses shall be the sole and exclusive remedy of Acquiror.

                                   ARTICLE IX

                                 MISCELLANEOUS

     Section 9.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the Cash Consideration or adversely affect the rights of the Company's shareholders hereunder without the approval of such shareholders.

     Section 9.2 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement which by its terms contemplates performance after the Effective Time or termination.

     Section 9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Acquiror or the Merger Sub, to:

          Dorel Industries Inc.
          4750 Boulevard des Grande Prairies
          St. Leonard, Quebec H1R 1A3
          Telephone No.: (514) 323-5701
          Telecopy No.: (514) 323-9621
          Attention: Martin Schwartz

          with a copy to:

          Shearman & Sterling
          Commerce Court West, Suite 4405
          Toronto, Ontario M5L 1E8
          Telephone No.: (416) 360-8484
          Telecopy No.: (416) 360-2958
          Attention: Bruce Czachor, Esq.

          and

          (b) if to the Company, to:

              Ameriwood Industries
           International Corporation
           168 Louis Campau Promenade
           Suite 400
           Grand Rapids, Michigan 49503
           Telephone No.: (616) 336-9400
           Telecopy No.: (616) 336-9401
           Attention: Charles R. Foley

           with a copy to:

           Skadden, Arps, Slate, Meagher & Flom (Illinois)
           333 West Wacker Drive
           Chicago, Illinois 60606
           Telephone No.: (312) 407-0700
           Telecopy No.: (312) 407-0411
           Attention: William R. Kunkel, Esq.

     Section 9.4 Interpretation. The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The word "or" shall be construed to refer to "and/or." Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. The phrase "to the best knowledge of" or any similar phrase shall mean such facts and other information which as of the date of this Agreement are actually known to any executive officer of the referenced party. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 27, 1998. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     Section 9.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 9.6 Entire Agreement; Third Party Beneficiaries. This Agreement, the Tender and Option Agreements and the Confidentiality Agreements (including the documents and the instruments referred to herein and therein) constitute the entire agreement and supersede all prior agreements and understandings, including, without limitation, all representations and warranties made by the parties in connection herewith, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) Section 6.6 (which is intended to be for the benefit of the directors and officers of the Company and Indemnified Parties, as applicable, and may be enforced by such directors, officers and Indemnified Parties) and
(ii) Sections 3.2 and 6.3 (which are intended to be for the benefit of the directors, officers and employees of the Company and its subsidiaries and may be enforced by such persons).

     Section 9.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 9.8 Governing Law.

          (a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

          (b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal or state court sitting in the State of Delaware.

        (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

     Section 9.9 Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in a court of competent jurisdiction.

     Section 9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

     Section 9.11 Expenses. Except as set forth in Section 8.2, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not any of the transactions contemplated hereby is consummated.

     Section 9.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

     Section 9.13 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     IN WITNESS WHEREOF, Acquiror, the Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          AMERIWOOD INDUSTRIES
                                            INTERNATIONAL CORPORATION

                                          By:      /s/ NEIL L. DIVER

                                            ------------------------------------
                                            Name: Neil L. Diver
                                              Title: Chairman of the Board

                                          DOREL INDUSTRIES INC.

                                          By:     /s/ MARTIN SCHWARTZ

                                            ------------------------------------
                                            Name: Martin Schwartz
                                            Title: President and Chief Executive
                                              Officer

                                          HORIZON ACQUISITION, INC.

                                          By:     /s/ MARTIN SCHWARTZ

                                            ------------------------------------
                                            Name: Martin Schwartz
                                              Title: President

                                                                         ANNEX A

                            CONDITIONS TO THE OFFER

     Notwithstanding any other provision of the Offer, the Merger Sub shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (iii) at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

          (a) there shall have been instituted or be pending any action or proceeding before any court or governmental, administrative or regulatory authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Acquiror, the Merger Sub or any other affiliate of Acquiror or the consummation of any other transaction contemplated hereby or thereby, or seeking to obtain material damages in connection with any transaction contemplated hereby or thereby; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Acquiror or any of their subsidiaries of all or any material portion of the business or assets of the Company, Acquiror or any of their subsidiaries, or to compel the Company, Acquiror or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Acquiror or any of their subsidiaries, as a result of the transactions contemplated hereby; (iii) seeking to impose or confirm limitations on the ability of Acquiror, the Merger Sub or any other affiliate of Acquiror to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Merger Sub pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the transactions contemplated hereby; (iv) seeking to require divestiture by Acquiror, the Merger Sub or any other affiliate of Acquiror of any Shares; or (v) which otherwise has an Acquiror Material Adverse Effect;

          (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Acquiror, the Company or any subsidiary or affiliate of Acquiror or the Company or (ii) any transaction contemplated hereby, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) there shall have occurred any change, condition, event or development that has a Company Material Adverse Effect, provided, however, that no event, change or effect that primarily results from this Agreement, the Merger, the Offer and the transactions contemplated thereby or the announcement thereof shall be deemed to cause either individually or in the aggregate a Company Material Adverse Effect;

          (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on NASDAQ for the Company for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchange not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada, (iii) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in the reasonable judgment of the Merger Sub, might affect, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or Canada or (v) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

          (e) (i) it shall have been publicly disclosed or the Merger Sub shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the then outstanding Shares has been acquired by any person, other than Acquiror or any of its affiliates or
     (ii) the Company Board shall have withdrawn or modified in an manner adverse to Acquiror or the Merger Sub the approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger (or resolved to do any of the foregoing);

          (f) any representation or warranty of the Company in this Agreement which is qualified as to materiality shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation or warranty was made as of such time on or after the date of this Agreement (except for a representation or warranty which references a particular date);

          (g) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement;

          (h) this Agreement shall have been terminated in accordance with its terms; or

          (i) The Merger Sub and the Company shall have agreed in writing that the Merger Sub shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

which, in the sole judgment of the Merger Sub in any such case, and regardless of the circumstances (including any action or inaction by Acquiror or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of the Merger Sub and Acquiror and may be asserted by the Merger Sub or Acquiror regardless of the circumstances giving rise to any such condition or may be waived by the Merger Sub or Acquiror in whole or in part at any time and from time to time in their sole discretion. The failure by Acquiror or the Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                              DEFINED TERMS INDEX

     The following defined terms have the meaning defined in the indicated Section of the Agreement and Plan of Merger:

                        DEFINED TERM                               SECTION
                        ------------                               -------
Acquisition Proposal........................................    6.5(a)
ABN-AMRO....................................................    1.2
Acquiror....................................................    Preamble
Acquiror Material Adverse Effect............................    5.1
Acquiror Agreements.........................................    5.3
Articles of Incorporation...................................    2.4(a)
Agreement...................................................    Preamble
Benefit Plans...............................................    4.9(a)
Cash Consideration..........................................    3.1(c)
Certificates................................................    3.3(b)
Claim.......................................................    6.7(a)
Closing.....................................................    2.6
Closing Date................................................    2.6
Code........................................................    4.9(b)
Common Stock................................................    Preamble
Company.....................................................    Preamble
Company Affiliates..........................................    6.8
Company Agreements..........................................    4.4
Company Balance Sheet.......................................    4.5
Company Board...............................................    Preamble
Company Disclosure Letter...................................    Article IV
Company Employees...........................................    6.4(a), 6.4(d)
Company Intellectual Property...............................    4.14
Company LLC(s)..............................................    4.1(c)
Company Material Adverse Effect.............................    4.1(a)
Company Option..............................................    3.2(a)
Company Partnership(s)......................................    4.1(c)
Company Rights Agreement....................................    6.11
Company SEC Documents.......................................    4.5
Company Stock Plans.........................................    4.2(a)
Company Subsidiaries........................................    4.1(b)
Company Subsidiary..........................................    4.1(b)
Confidentiality Agreement...................................    6.2
D&O Insurance...............................................    6.8(d)
Director Shareholders.......................................    Preamble
Effective Time..............................................    2.2
Employee Agreements.........................................    4.9(a)
Environmental Claims........................................    4.16
Environmental Laws..........................................    4.16
ERISA.......................................................    4.9(a)
ERISA Affiliate.............................................    4.9(a)
Exchange Act................................................    1.2
Exchange Agent..............................................    3.3(a)
Exchange Fund...............................................    3.3(a)
Fair Market Value...........................................    3.2(b)
GAAP........................................................    4.1(a)
Governmental Entity.........................................    4.4

                        DEFINED TERM                               SECTION
                        ------------                               -------
HSR Act.....................................................    4.4
Indemnified Party...........................................    6.7(a)
Industry....................................................    4.1(a)
MBCA........................................................    Preamble
Merger......................................................    2.1
Merger Sub..................................................    Preamble
Merger Sub Common Stock.....................................    3.1(a)
Merger Sub Disclosure Letter................................    Article IV
Merger Sub Securities.......................................    5.6
Minimum Condition...........................................    1.1
NASDAQ......................................................    3.2(b)
Offer.......................................................    Preamble
Offer to Purchase...........................................    1.1
Per Share Amount............................................    Preamble
Potential Acquiror..........................................    6.5(a)(i)
Preferred Stock.............................................    4.2(a)
Proxy Statement.............................................    4.8
Rights......................................................    6.11
SAR.........................................................    3.2(b)
Schedule 14D-1..............................................    1.1
SEC.........................................................    1.1
Securities Act..............................................    4.4
Significant Subsidiary......................................    4.1(a)
Special Meeting.............................................    4.8
Superior Proposal...........................................    6.5(c)
Surviving Corporation.......................................    2.1
Tax Return..................................................    4.12(e)
Taxes.......................................................    4.12(e)
Tender and Option Agreements................................    Preamble
Third Party Acquisition Event...............................    8.2(d)

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